SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                         ________________________


                              SCHEDULE 13G/A

          Information Statement Pursuant to Rules 13d-1 and 13d-2
                 Under the Securities Exchange Act of 1934

                             (Amendment No. )


                     Vista Medical Technologies, Inc.
________________________________________________________________
                              Name of Issuer)



                 Common Stock, $.01 par value
_________________________________________________________________
                      (Title of Class of Securities)



                         0009283691
_________________________________________________________________
                              (CUSIP Number)













                         ________________________

CUSIP No. 0009283691                                     Page 2 of 11 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners
     S.S. or I.R.S. Identification            II, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    24,161 shares of
Shares Beneficially           Power          Common Stock, $.01
Owned by Each                                par value ("Common
Reporting Person                             Stock")
                         ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  24,161 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           24,161 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          0.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009283691                                     Page 3 of 11 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Partners
     S.S. or I.R.S. Identification            III, L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    1,767,787 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power                -0-
                         ________________________________________
                         7)   Sole Disposi-  1,767,787 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           1,767,787 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          13.2%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009283691                                     Page 4 of 11 Pages

_________________________________________________________________
1)   Name of Reporting Person                 DP III Associates,
     S.S. or I.R.S. Identification            L.P.
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     Delaware
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting    61,872 shares of
Shares Beneficially           Power          Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-  61,872 shares of
                              tive Power     Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially           61,872 shares of
     Owned by Each Reporting person          Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                          0.5%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009283691                                     Page 5 of 11 Pages

_________________________________________________________________
1)   Name of Reporting Person                 Domain Associates
     S.S. or I.R.S. Identification
     No. of Above Person
_________________________________________________________________
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]
_________________________________________________________________
3)   SEC Use Only
_________________________________________________________________
4)   Citizenship or Place                     New Jersey
     of Organization
_________________________________________________________________
Number of                5)   Sole Voting     19,500 shares of
Shares Beneficially           Power           Common Stock
Owned by Each
Reporting Person
                         ________________________________________
                         6)   Shared Voting
                              Power               -0-
                         ________________________________________
                         7)   Sole Disposi-   19,500 shares of
                              tive Power      Common Stock
                         ________________________________________
                         8)   Shared Dis-
                              positive Power       -0-
                         ________________________________________

9)   Aggregate Amount Beneficially            19,500 shares of
     Owned by Each Reporting person           Common Stock
_________________________________________________________________
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
_________________________________________________________________
11)  Percent of Class
     Represented by                             0.1%
     Amount in Row (9)
_________________________________________________________________
12)  Type of Reporting
     Person                                  PN

CUSIP No. 0009283691                                     Page 6 of 11 Pages

                              Schedule 13G/A
                               ____________

Item 1(a) -    Name of Issuer:  Vista Medical Technologies, Inc.

Item 1(b) -    Address of Issuer's Principal Executive Offices:

               5451 Avenida Encinas, Suite A
               Carlsbad, CA  92008

Item 2(a) -    Name of Person Filing:

               This statement is being filed by Domain Partners II, L.P., a Delaware limited partnership ("Domain II"), Domain Partners III, L.P., a Delaware limited partnership ("Domain III"), DP III Associates, L.P., a Delaware limited partnership ("DP III A"), and Domain Associates, a New Jersey general partnership ("DA") (collectively, the "Reporting Persons").

Item 2(b) -    Address of Principal Business Office:

               One Palmer Square
               Princeton, NJ  08542

Item 2(c) -    Place of Organization:

               Domain II:  Delaware
               Domain III:  Delaware
               DP III A:  Delaware
               DA:  New Jersey

Item 2(d) -    Title of Class of Securities:

               Common Stock, $.01 par value ("Common Stock")

Item 2(e) -    CUSIP Number:  0009283691

Item 3 -       Statements Filed Pursuant to Rules 13d-1(b) or
               13d-2(b):

               Not applicable.

CUSIP No. 0009283691                                     Page 7 of 11 Pages

Item 4 -       Ownership.

               (a)  Amount Beneficially Owned:

               Domain II:  24,161 shares of Common Stock
               Domain III:  1,767,787 shares of Common Stock
               DP III A:  61,872 shares of Common Stock
               DA:  19,500 shares of Common Stock

               (b)  Percent of Class:

               Domain II: 0.2%
               Domain III: 13.2%
               DP III A: 0.5%
               DA: 0.1%

               (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
               Domain II:  24,161 shares of Common Stock
               Domain III: 1,767,787 shares of Common Stock DP III A: 61,872 shares of Common Stock
               DA:  19,500 shares of Common Stock

               (ii) shared power to vote or to direct the vote:  -0-

               (iii) sole power to dispose or to direct the disposition of:

               Domain II:  24,161 shares of Common Stock
               Domain III:  1,767,787 shares of Common Stock
               DP III A:  61,872 shares of Common Stock
               DA:  19,500 shares of Common Stock

               (iv) shared power to dispose or to direct the disposition
                    of:  -0-

Item 5 -       Ownership of Five Percent or Less of a Class:

               Not applicable.

Item 6 -       Ownership of More than Five Percent on Behalf of
               Another Person:

               Not applicable.

CUSIP No. 0009283691                                     Page 8 of 11 Pages

Item 7 -       Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on by the Parent Company:

               Not applicable.

Item 8 - Identification and Classification of Members of the Group:

               See Exhibit 2.

Item 9 -       Notice of Dissolution of Group:

               Not applicable.


Item 10 -      Certification:

               Not applicable.

CUSIP No. 0009283691                                     Page 9 of 11 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              DOMAIN PARTNERS II, L.P.
                              By:  One Palmer Square Associates
                                   II L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                     Attorney-in-Fact

                              DOMAIN PARTNERS III, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DP III ASSOCIATES, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DOMAIN ASSOCIATES


                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


Date: February 2, 1998

CUSIP No. 0009283691                                    Page 10 of 11 Pages

                                                       EXHIBIT 1
                               AGREEMENT OF
                         DOMAIN PARTNERS II, L.P.,
                        DOMAIN PARTNERS III, L.P.,
                          DP III ASSOCIATES, L.P.
                                    AND
                             DOMAIN ASSOCIATES
                         PURSUANT TO RULE 13d-1(f)
                         _________________________

          The undersigned hereby agree that the Information Statement on
Schedule 13G/A to which this Agreement is annexed as Exhibit 1 is filed on behalf of each of them in accordance with the provisions of 13d-1(f) under the Securities Exchange Act of 1934, as amended.

                              DOMAIN PARTNERS II, L.P.
                              By:  One Palmer Square Associates
                                   II L.P., General Partner

                              By  /s/ Kathleen K. Schoemaker
                                ________________________________
                                     Attorney-in-Fact

                              DOMAIN PARTNERS III, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DP III ASSOCIATES, L.P.
                              By:  One Palmer Square Associates
                                   III L.P., General Partner

                              By /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner


                              DOMAIN ASSOCIATES


                              By  /s/ Kathleen K. Schoemaker
                                ________________________________
                                   General Partner
Date: February 2, 1998

CUSIP No. 0009283691                                    Page 11 of 11 Pages

                                                       EXHIBIT 2

                     Identification and Classification
                          of Members of the Group
                     _________________________________

          Domain Partners II, L.P., Domain Partners III, L.P., DP III Associates, L.P. and Domain Associates are filing this statement on
Schedule 13G/A as a group.

          Domain Partners II, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates II, L.P., a Delaware limited partnership.

          Domain Partners III, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates III, L.P., a Delaware limited partnership.

          DP III Associates, L.P. is a Delaware limited partnership. Its sole general partner is One Palmer Square Associates III, L.P., a Delaware limited partnership.

          Domain Associates is a New Jersey general partnership.